Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:
Lynne Baker
847/851-7006
www.careered.com

Investors:
Karen King
847/585-3899
www.careered.com

Career Education Corporation Announces Dismissal and Termination of
Securities Class Action

HOFFMAN ESTATES, IL, April 2, 2007 — Career Education Corporation (NASDAQ: CECO) announced that it received notice on March 30, 2007 that the United States District Court for the Northern District of Illinois dismissed, with prejudice, the Third Amended Consolidated Complaint in In re Career Education Corporation Securities Litigation, a securities class action alleging that certain of the company’s officers and directors engaged in securities fraud. Plaintiffs had filed two previous complaints which were dismissed by the Court for failure to state a claim for securities fraud.

In a 20-page opinion, Judge Joan Lefkow noted: “The majority of plaintiff’s new allegations are vague or otherwise unreliable, and none raise an inference that any of CEC’s public statements were false or misleading.” With this ruling, the Court terminated the litigation and thus prohibited plaintiffs from further amending their pleadings.

“We are very pleased with the Court’s ruling,” said Scott Levine, Associate General Counsel for Career Education Corporation. “This decision enables Career Education to more fully focus its time, efforts and resources on the strategic development of its business to the benefit of its students and all of its stakeholders.”

Mary Ellen Hennessy and Karl Barnickol of Katten Muchin Rosenman LLP were lead counsel for the defendants.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 90,000 students across the world in a variety of career-oriented disciplines. The 75-plus campuses that serve these students are located throughout the U.S., and in Canada, France, Italy and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com. The company’s website also has a detailed listing of individual campus locations and web links for its 75-plus colleges, schools and universities.